UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CSP INC.
(Name of Registrant as Specified in Its Charter)

North & Webster, LLC North & Webster Value Opportunities Fund, LP James Bussone J. K. Hage III Samuel A. Kidston Erik Thoresen
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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North & Webster, LLC (“North & Webster”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of CSP Inc., a Massachusetts corporation.

On February 7, 2013, North & Webster issued the following press release:

North & Webster Raises Offer To Acquire CSP To $7.00 Per Share In Cash

NEW YORK, Feb. 7, 2013 -- North & Webster, LLC (“North & Webster”) announced today that it has increased its offer to acquire CSP Inc. (CSPI) (“CSP” or the “Company”) to $7.00 per share in cash by way of a letter it delivered to the Board of Directors on February 6, 2013.

North & Webster is extremely disappointed the Board has chosen to hide behind certain entrenchment tactics in connection with the 2013 Annual Meeting and misleading statements around North & Webster’s intentions rather than engage in discussions around North & Webster’s initial acquisition offer.  North & Webster remains steadfast in its desire and resolve to acquire CSP in a negotiated transaction, as its significantly increased offer price demonstrates.  In fact, North & Webster’s $7.00 per share all-cash offer price represents:  a 42% premium to the closing price on November 7, 2012, the date we made our first offer; a 27% increase over our last offer price; and a higher price than the stock has traded at any time in the past 5 years.

North & Webster Managing Member Samuel Kidston, stated, “Despite our best efforts, CSP’s Board has been absolutely unwilling to engage in meaningful negotiations with us to date.  Do not be fooled by the Board’s self-serving rhetoric.  Our increased offer demonstrates how serious and determined we are to acquire CSP in a negotiated transaction.  We believe good corporate governance and their fiduciary responsibilities require the CSP Board members to seriously consider our increased value-enhancing proposal, which provides immediate and full value to CSP’s stockholders.”

Mr. Kidston continued, “The clear message we have received from a large number of stockholders is that stockholders want maximum value for their shares now through a negotiated transaction and that this is clearly a better alternative than management continuing with its current strategy.  The best way for stockholders to demonstrate that they support a transaction that can provide certainty, liquidity, and full and fair value for their investment is by immediately voting for our slate of director nominees on the Gold Proxy Card.  Once the 2013 Annual Meeting has come and gone and the pressure is off, there is nothing to prevent the CSP Board from continuing to rebuff and ignore acquisition overtures for the Company and continue the status quo.  Stockholders likely will not again have such an opportunity to have their voices heard loud and clear for at least another year, if not longer.”

If you have any questions or require any assistance with your vote, please contact Steve Balet at SCB Advising, Inc., who is assisting us, at 1-877-786-3323 or 1-646-290-5243.

Contact:
North & Webster
Sam Kidston, 617-395-8121